Exhibit 5.1

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	Beijing	Moscow
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March 19, 2021	Chicago	Paris
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Colfax Corporation	Frankfurt	San Francisco
420 National Business Parkway, 5th Floor	Hamburg	Seoul
Annapolis Junction, Maryland 20701	Hong Kong	Shanghai
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	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re:	Registration Statement No. 333-253236

16,100,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Colfax Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of 16,100,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 18, 2021 (Registration No. 333-253236) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated February 18, 2021, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a final prospectus supplement, dated March 16, 2021, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and are being offered pursuant to an underwriting agreement, dated March 16, 2021 (the “Underwriting Agreement”), among the representatives of the several underwriters named therein and the Company.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to any other laws.

March 19, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated March 19, 2021, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP